EXHIBIT 2.2
                                                                     -----------


                                                                  EXECUTION COPY

                             Triarc Companies, Inc.
                             Arby's Acquisition Co.
                             Arby's Restaurant, LLC
                                 280 Park Avenue
                            New York, New York 10017


                                  July 25, 2005



RTM Restaurant Group, Inc.
5995 Barfield Road
Atlanta GA 30328

Russell V. Umphenour, Jr.
Dennis E. Cooper
J. Russell Welch,
RTM Representatives
5995 Barfield Road
Atlanta GA 30328

         Re:      SIDE LETTER AGREEMENT TO AGREEMENT AND PLAN OF MERGER


Ladies and Gentlemen:

         We refer to the Agreement and Plan of Merger, dated as of May 27, 2005 (the "MERGER Agreement"), among Triarc Companies, Inc., a Delaware corporation ("TRIARC"), Arby's Acquisition Co., a Georgia corporation and a direct wholly owned subsidiary of Triarc ("MERGER SUB CORP."), Arby's Restaurant, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Triarc ("MERGER SUB LLC" and, together with Triarc and Merger Sub Corp., the "TRIARC PARTIES"), RTM Restaurant Group, Inc., a Georgia corporation ("RTMRG"), and Russell V. Umphenour, Jr., Dennis E. Cooper and J. Russell Welch, as the RTM Representatives (as defined therein). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement.

         During the course of preparing for the Closing, the parties to the Merger Agreement (the "PARTIES") have recognized that certain terms of the Merger Agreement inaccurately or incompletely expressed the intent of the Parties. Accordingly, the Parties desire to execute and deliver this Side Letter to clarify those terms in the Merger Agreement to reflect the intent of the Parties regarding those terms.

    1. An incomplete calculation resulted in the definition of RTM Benchmark in Section 2.08(c) of the Merger Agreement as $440.1 million rather than $442.2 million. The

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         Parties agree that for all purposes the RTM Benchmark will be $442.2 million, not $440.1 million.

    2. RTMRG represents and warrants to the Triarc Parties that: (a) the calculations relating to the RTM Benchmark, delivered by or on behalf of RTMRG to Triarc, have been prepared in good faith on a reasonable basis and reflect the best judgment of management of the RTM Parties as to the projected Net Liabilities of the RTM Parties and their Subsidiaries as of June 26, 2005; (b) the assumptions on which the RTM Benchmark are based are consistent with past practices (including accounting practices reflected in the Restated Combined RTM Financial Statements) of the RTM Parties and their Subsidiaries and with historical conditions applicable to the business of the RTM Parties and their Subsidiaries; and (c) nothing has come to the attention of the RTM Parties or any of their Subsidiaries to indicate that the RTM Benchmark or the assumptions upon which it is based are not reasonable.

    3. Section 2.08(a) of the Merger Agreement incorrectly defines the terms ARG Estimated Net Liabilities and RTM Estimated Net Liabilities by reference to the time "as of immediately prior to the Closing", and
         Section 2.09(a) of the Merger Agreement incorrectly defines the terms ARG Closing Balance Sheet, ARG Closing Net Liabilities, RTM Closing Balance Sheet and RTM Closing Net Liabilities by reference to the time "as of immediately prior to the Closing". Accordingly, the Parties agree that for all purposes all references to "as of immediately prior to the Closing" in the definitions of such terms in such Sections will read as follows: "as of the close of business on the Closing Date, but without giving effect to (a) the Closing, (b) the other transactions contemplated by the Merger Agreement or the Ancillary Agreements (including any purchase accounting adjustments resulting therefrom that are made in accordance with GAAP) or (c) any actions taken by or at the direction of any of the Triarc Parties on the Closing Date after the Closing (which, for the avoidance of doubt, shall not be deemed to include any RTMRG Transactions, RTMMC Transactions or RTMAC Transactions) which have the effect of increasing or reducing RTM Estimated Net Liabilities or RTM Closing Net Liabilities".

    4. Similarly, the definition of Net Liabilities set forth in Section 12.01 of the Merger Agreement incorrectly contains references to "at the Closing", "prior to the Closing", "at Closing", "after the Closing" and "at or prior to the Closing". The Parties therefore agree that for all purposes each reference to "the Closing" contained in each such reference will read as follows: "the close of business on the Closing Date, but without giving effect to (a) the Closing, (b) the other transactions contemplated by the Merger Agreement or the Ancillary Agreements (including any purchase accounting adjustments resulting therefrom that are made in accordance with GAAP) or (c) any actions taken by or at the direction of any of the Triarc Parties on the Closing Date after the Closing (which, for the avoidance of doubt, shall not be deemed to include any RTMRG Transactions, RTMMC Transactions or RTMAC Transactions) which have the effect of increasing or reducing Net Liabilities".


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    5.   Section 6.02(b)(i) of the Merger Agreement permits RTMRG and its
         Subsidiaries to make pre-Closing cash dividends and distributions to the extent the RTM Representatives demonstrate to the reasonable satisfaction of Triarc (based on reasonably detailed information provided by the RTM Representatives to Triarc) that each such dividend or distribution will not result in the Net Liabilities of the RTM Parties and their Subsidiaries being more than the RTM Benchmark. The definition of Net Liabilities excludes certain current assets, which excludes the amount or value of those assets in determining whether the Net Liabilities of the RTM Parties and their Subsidiaries are at, above or below the RTM Benchmark for purposes of the pre-Closing adjustment (if applicable) to the Aggregate Merger Consideration provided for in
         Section 2.08 of the Merger Agreement, and the post-Closing adjustment to the Aggregate Merger Consideration provided for in Section 2.09 of the Merger Agreement. The Parties did not intend that certain current assets of the RTM Parties and their Subsidiaries which are excluded from the definition of Net Liabilities be available for distribution as a dividend prior to the Closing. Accordingly, the Parties agree that for all purposes Section 6.02(b)(i) of the Merger Agreement will read as follows in lieu of the text thereof:

         "(i) cash dividends or distributions in an amount that the RTM Representatives have demonstrated to the reasonable satisfaction of Triarc (based upon reasonably detailed information provided by the RTM Representatives to Triarc) would not reasonably be expected to result in the sum of (x) the absolute value of the Net Liabilities of the RTM Parties and their Subsidiaries as of the close of business on the Closing Date PLUS (y) the aggregate amount of cash received by any RTM Party or their Subsidiaries after the date hereof and on or prior to the Closing Date that would be excluded from current assets under paragraph (c)(y)(I), (V) or (VI) under the definition of Net Liabilities if such cash were an asset of any RTM Party or their Subsidiaries as of the close of business on the Closing Date (the "EXCLUDED RTM CASH AMOUNT") being more than the sum of (A) the absolute value of the RTM Benchmark PLUS (B) the Excluded RTM Cash Amount,".

    6. The ARG Benchmark is to be calculated in a manner similar to the RTM Benchmark under the Merger Agreement. Accordingly, the Parties agree that for all purposes Section 6.01(b)(ii)(x) of the Merger Agreement will read as follows in lieu of the text thereof:

         "(x) cash dividends or distributions in an amount that Triarc has demonstrated to the reasonable satisfaction of the RTM Representatives (based upon reasonably detailed information provided by Triarc to the RTM Representatives) would not reasonably be expected to result in the sum of (I) the absolute value of the Net Liabilities of ARG and its Subsidiaries as of the close of business on the Closing Date plus (II) the aggregate amount of cash received by ARG or any of its Subsidiaries after the date hereof and on or prior to the Closing Date that would be excluded from current assets under paragraph (c)(y)(I) or (V) under the definition of Net Liabilities if such cash were an asset of ARG or any of its Subsidiaries as of the close of business on the Closing Date (the "EXCLUDED ARG CASH AMOUNT") being more than the sum of (A) the absolute value of the ARG Benchmark PLUS (B) the Excluded ARG Cash Amount,".


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    7.   To clarify that leasehold interests are among the non-current assets excluded from Net Liabilities under paragraph (c)(y)(I) of the definition of Net Liabilities set forth in Section 12.01 of the Merger Agreement, the Parties agree that for all purposes the phrase "non-current asset" in paragraph (c)(y)(I) of the definition of Net Liabilities in the Merger Agreement will read as follows: "any asset or property (including any leasehold interest) that is not a current asset".

    8. To correct certain clerical errors in the RTMRG Disclosure Letter, the Parties agree that for all purposes:

            a. Item 5 of Section 5.26 of the RTMRG Disclosure Letter will read as provided in SCHEDULE A-1 attached hereto.

            b. Item 30 of Section 5.26 of the RTMRG Disclosure Letter read as provided in SCHEDULE A-2 attached hereto.

            c. Item 5 of Section 9.02(i) of the RTMRG Disclosure Letter will read as provided in SCHEDULE A-3 attached hereto.

            d. Item 6 of Section 5.07(c) of the RTMRG Disclosure Letter will read as provided in SCHEDULE A-4 attached hereto.

            e. Item 5 of Section 7.16 of the RTMRG Disclosure Letter will read as provided in SCHEDULE A-5 attached hereto.

    9. Pursuant to Section 2.02(c)(iv) of the Merger Agreement, the Parties agree that for all purposes the Per Share Merger Consideration will be reduced to give effect to the in the money value at the time of grant of the Replacement Options granted pursuant to Section 2.06 of the Merger Agreement in accordance with SCHEDULE B attached hereto.

    10. Section 8.01(a) of the Merger Agreement requires the RTMRG Shareholders, subject to the specific terms and conditions set forth in the Merger Agreement, to indemnify the Triarc Indemnified Parties for Tax Losses arising out of Taxes of RTMRG or its Subsidiaries attributable to the RTMRG Transactions (which includes any Excluded Asset Dispositions). Section 7.22 of the Merger Agreement requires Triarc to cause RTMRG promptly to remit to the RTM Representatives for distribution to the RTMRG Shareholders any proceeds received by RTMRG or any of its Subsidiaries after the Closing in respect of any Excluded Asset Dispositions. To clarify that the RTMRG Shareholders are responsible for any Taxes of Triarc or its Subsidiaries (including RTMRG or its Subsidiaries) arising from any proceeds received by Triarc or its Subsidiaries (including RTMRG or its Subsidiaries), including any such proceeds received after the Closing, in respect of any Excluded Asset Dispositions, the Parties agree that for all purposes the following shall be added at the end of Section 7.22 of the Merger
         Agreement:

         "In the event that the receipt of any proceeds received by Triarc or any of its Subsidiaries


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         (including RTMRG or any of its Subsidiaries) after the Closing in respect of any Excluded Asset Dispositions results in the recognition by Triarc or any of its Subsidiaries (including RTMRG or any of its Subsidiaries) of gross income in connection therewith, the parties agree that the Triarc Indemnified Parties shall be entitled to indemnification pursuant to Section 8.01(a) as a Tax Loss in an amount equal to (x) such gross income, multiplied by (y) the highest effective combined federal, state and local tax rate, PROVIDED that the state and local tax rates shall be computed using the highest effective tax rates applicable to Triarc or such Subsidiary in the jurisdiction or jurisdictions in which Triarc or such Subsidiary is subject to taxation."

    11. Pursuant to Sections 8.10 and 9.02(l) of the Merger Agreement, RTMRG represents and warrants that (i) the information provided by RTMRG to Triarc and attached hereto as SCHEDULE C is true, complete and correct in all respects and, with respect to the tax basis balance sheet of RTMMC as of July 22, 2005 included in SCHEDULE C, no changes (other than immaterial changes) thereto have occurred from the date thereof through the Closing Date, (ii) the RTMAC Aggregate Purchase Price, inclusive of any amounts treated as an adjustment thereto pursuant to
         Section 10.08 of the RTMAC Purchase Agreement, does not cause the aggregate amount allocated to the assets of RTMAC to be other than an amount within the RTMAC Asset Range, (iii) the sum of (x) the RTMMC Aggregate Purchase Price, inclusive of any amounts treated as an adjustment thereto pursuant to Section 10.08 of the RTMMC Purchase Agreement, and (y) the RTMMC Assumed Liabilities, is an amount within the RTMMC Asset Range (as the RTMMC Asset Range is properly adjusted pursuant to the definition thereof contained in the RTMMC Purchase Agreement), and (iv) pursuant to that Amendment No. 2, dated May 20, 2005, by and between RTMAC and RTM Operating Company ("RTMOC"), RTMAC and RTMOC have amended that Management and Operating Agreement, dated December 10, 2001, by and between RTMOC and RTMAC, as amended by that certain Amendment No. 1, dated May, 26, 2003, as further corrected by that Release and Correction Agreement, dated March 31, 2005, and the amendment of the Management and Operating Agreement pursuant to such Amendment No. 2 fulfills RTMAC's obligations pursuant to Section 8.13 of the Merger Agreement. The Parties agree that the pro forma estimated May 1, 2005 balance sheet of RTMMC, a copy of which is attached hereto as SCHEDULE D, was utilized in connection with the determination of the RTMMC Asset Range as defined in the RTMMC Purchase Agreement.

    12. Pursuant to Section 9.03(l) of the Merger Agreement, Triarc agrees that it will file, and cause its Affiliates to file, all Federal income Tax Returns in a manner consistent with the Expected Tax Treatment, and to take no position contrary thereto for any Federal income Tax purposes, unless otherwise required to do so by a good faith resolution of a contest or a change in applicable law.

    13. To clarify the scope of Section 11.04(e) of the Merger Agreement, the Parties agree that for all purposes the following shall be added immediately prior to the word "or" at the end of Section 11.04(e) of the Merger Agreement:

         "for the avoidance of doubt, any Legal Action threatened or commenced by any RTMRG


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         Shareholder alleging that any amounts that had been offset or otherwise subtracted from the Per Share Merger Consideration otherwise payable to such RTMRG Shareholder in accordance with the certified instructions delivered on or prior to the Closing Date by the RTM Representatives to Triarc and the Exchange Agent were improperly offset or otherwise subtracted shall be deemed a Legal Action to which the Triarc Indemnified Parties are entitled to indemnification pursuant to this
         Section 11.04(e);"

    14. Section 12.09 of the Merger Agreement incorrectly included a provision as an exception and omitted other provisions as exceptions. The Parties agree that for all purposes Section 12.09 of the Merger Agreement will read as follows in lieu of the text thereof:

         "NO THIRD-PARTY BENEFICIARIES. Except as provided in Section 7.12,
         Article VIII and Article XI, this Agreement is not intended to confer any rights or remedies upon any Person other than the parties to this Agreement. Notwithstanding the foregoing, the RTM Representatives shall be entitled to enforce the covenants contained in Section 7.15(a) and
         Section 7.16(c) on behalf of the Excluded RTM Affiliates and the Related Party Guarantors, respectively."

    15. The Parties hereby waive the provision of Section 7.16(a) that states that at the Closing, RTMRG shall transfer to ARG the RTMMC receivable.

    16.  The Parties agree that for all purposes: (i) the period after clause
         (II) shall be changed to a comma, and the "and" shall be moved from the end of clause (I) to the end of clause (II); and (ii) the following shall be added immediately after clause (II) of subparagraph (e) of the definition of "Net Liabilities" in Section 12.01 of the Merger
         Agreement:

         "(III) there shall be excluded (x) from current liabilities (i) any accruals for service bonuses and related payroll taxes and other related amounts referred to in the Letter Agreement, dated July 25, 2005 (the "UMPHENOUR LETTER") among Triarc, Russell V. Umphenour, Jr., RTMRG and RTMMC, to the extent such amounts have been paid or reimbursed by Russell V. Umphenour, Jr. and (ii) any reduction in current liabilities for any Tax benefit resulting from the payment of such service bonuses and related payroll taxes and other related amounts and (y) from current assets any asset resulting from the contributions referred to in the Umphenour Letter."

    17. Each of the Triarc Parties represents and warrants that: (i) it has all requisite limited liability company or corporate power and authority, and has taken all limited liability company or corporate action necessary, in order to execute and deliver this Side Letter; and (ii) this Side Letter has been duly executed and delivered by each of the Triarc Parties and constitutes the legal, valid and binding obligation of each of the Triarc Parties, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights, and to general equity principles.

    18. RTMRG represents and warrants that: (i) it has all requisite corporate power and authority, and has taken all corporate action (including any requisite shareholder action)


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         necessary, in order to execute and deliver this Side Letter; (ii) this
         Side Letter has been duly executed and delivered by RTMRG and constitutes the legal, valid and binding obligation of RTMRG, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights, and to general equity principles; and (iii) the execution and delivery of this Side Letter does not give rise to any appraisal or dissenter's rights to any holder of shares of RTMRG Common Stock.

    19. The Parties agree that (x) the Triarc Indemnified Parties shall be entitled to indemnification under Section 11.04(a) of the Merger Agreement for any Losses based upon or arising from any breach of or inaccuracy in the representations and warranties contained in numbered paragraphs 2 and 18 hereof to the same extent as if such representations and warranties were made in Section 5.07(a) and Section 5.02, respectively, of the Merger Agreement, and such representations and warranties shall be deemed to be an RTMRG Basket Exclusion for such indemnification purposes; (y) the Triarc Indemnified Parties shall be entitled to indemnification under Section 8.01 of the Merger Agreement for Tax Losses based upon or arising from any breach of or inaccuracy in the representations and warranties contained in numbered paragraph 11 hereof to the same extent as if such representations and warranties were made in Section 5.13 of the Merger Agreement and (z) the RTMRG Indemnified Parties shall be entitled to indemnification under Section 11.02(a) of the Merger Agreement for any Losses based upon or arising from any breach of or inaccuracy in the representations and warranties contained in numbered paragraph 17 hereof to the same extent as if such representations and warranties were made in Section 3.02 or Section
         4.02 of the Merger Agreement, as applicable, and such representations and warranties shall be deemed to be a Triarc Basket Exclusion for such indemnification purposes.

    20. Except to the extent specifically modified herein, the Parties agree that the provisions of the Merger Agreement shall remain unmodified. This Side Letter and the Merger Agreement and the other agreements and documents referred to therein constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, among the Parties with respect to the subject matter hereof and thereof.

    21. This Side Letter may be executed and delivered (including by facsimile transmission) in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Side Letter shall become effective when each Party shall have received a counterpart hereof signed by the other Parties.


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         If you are in agreement with the foregoing, please execute and deliver a counterpart of this Side Letter as indicated below and return it to us.


                                             Sincerely yours,

                                             TRIARC COMPANIES, INC.


                                             By: /s/ Stuart I. Rosen
                                                 -------------------------------
                                                 Name:  Stuart I. Rosen
                                                 Title: Senior Vice President
                                                        and Secretary


                                             ARBY'S ACQUISITION CO.


                                             By: /s/ Brian L. Schorr
                                                 -------------------------------
                                                 Name:  Brian L. Schorr
                                                 Title: Executive Vice President


                                             ARBY'S RESTAURANT, LLC


                                             By: /s/ Francis T. McCarron
                                                 -------------------------------
                                                 Name:  Francis T. McCarron
                                                 Title: Executive Vice President

Accepted and agreed to:

RTM RESTAURANT GROUP, INC.


By: /s/ Russell V. Umphenour, Jr.
    --------------------------------
    Name:  Russell V. Umphenour, Jr.
    Title: Chief Executive Officer


By: /s/ J. Russell Welch
    --------------------------------
    Name:  J. Russell Welch
    Title: Senior Vice President


RTM REPRESENTATIVES:


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/s/ RUSSELL V. UMPHENOUR, JR.
------------------------------------
         RUSSELL V. UMPHENOUR, JR.


/s/ DENNIS E. COOPER
------------------------------------
         DENNIS E. COOPER


/s/ J. RUSSELL WELCH
------------------------------------
         J. RUSSELL WELCH


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